Exhibit 14.1(a)
This is a fair and accurate English translation of the original
Code of Business Conduct and Ethics, which are in Spanish
CODE OF BUSINESS CONDUCT AND ETHICS
1.      LEGAL COMPLIANCE
All employees, officers, and directors of Triple-S Management Corporation and its Subsidiaries, (as hereinafter collectively known as the “Corporation”) should respect and comply with the laws, rules, and regulations of the Commonwealth of Puerto Rico, as well as those of the Federal, state and municipal laws, rules and regulations that apply to the Corporation.
Such legal compliance should include, without limitation, compliance with “insider trading” prohibiting transactions made based on confidential or non-public information from or about the Corporation. This restriction involves revealing or sharing said information with others. Corporate employees, officers, and directors are encouraged to seek information at the Triple-S Management Corporation’s Corporate Affairs Office if they have any question regarding the application of the abovementioned prohibition.
This Code of Business Conduct and Ethics does not summarize all the laws, rules and regulations applicable to the Corporation and its employees, officers, and directors. If any question arises or for additional information, please consult with the Corporate Affairs Office (or Legal Compliance Office) and the various guidelines, which the Corporation has prepared regarding specific laws, rules and regulations.
2.      CONFLICTS OF INTEREST
All employees, officers, and directors of the Corporation must be scrupulous in avoiding a conflict of interests regarding the Corporation’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or diverge in any way (or even appear to interfere or diverge) with those of the Corporation. A conflictive situation can arise when employees, officers, or directors undertake some action or have interests that affect the objective and effective performance of their duties in the Corporation. Another possible conflict could emerge upon an employee, officer, or director, or some member of their family, receiving improper personal benefits as a result of their position in the Corporation, whether the benefit is received from the Corporation or from a third party.

Code of Business Conduct and Ethics

Loans to, or guarantees of obligations of, employees, officers, and directors, and their respective family members could possibly create a conflict of interest. Federal law prohibits loans to directors and executive officers. Conflicts of interest are prohibited as a matter of corporate policy.
Such conflicts may not always be clear-cut; therefore, any question should be consulted with the highest managerial levels or with the Corporate Affairs Office, where the legal compliance office is ascribed. Any employee, officer, or director that notices a conflict or a potential conflict should inform a supervisor, manager, or consult the procedures described in this code.
3.      CORPORATE OPPORTUNITY
Employees, officers, and directors are prohibited from:
a)	Making personal use of opportunities that in truth belong to the Corporation, or which are discovered through corporate property, information, or position.

b)	Using corporate property, information or position for personal benefit.

c)	Competing with the Corporation.
Employees, officers, and directors are under the obligation to promote the Corporation’s legitimate interests when the opportunity to do so arises.
4.      CONFIDENTIALITY
Employees, officers, and directors should not disclose confidential information entrusted to them by the Corporation, its suppliers, clients, or any other person, except when disclosure is authorized by the Legal Compliance Office or required by law, regulations, or legal proceedings. If an employee, officer, or director understands there is a legal obligation to disclose such information, they must consult with the Legal Compliance Office. Confidential information includes all non-public information which could be strategically useful to the Corporation’s competition or harmful to the Corporation or its clients if it were divulged.

Code of Business Conduct and Ethics

5.      FAIR DEALING
Every employee, officer, and director should endeavor to deal fairly with the Corporation’s clients, suppliers, competitors, officers, and directors in a fair manner. No one should take unfair advantage of any of the above-mentioned through manipulation, cover-up, concealment, the abuse of privileged information, fraudulent representation of material facts, or any other unfair business practice.
6.      PROTECTION AND PROPER USE OF THE CORPORATION’S ASSETS
All employees, officers, and directors must protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, waste and alterations, all have a direct impact on the Corporation’s assets. All of the Corporation’s assets must be used for legitimate business purposes.
7.      ACCOUNTING COMPLAINTS
It is corporate policy to comply with all rules and regulations regarding financial and accounting reports that apply to the Corporation. If any of the Corporation’s employees, officers, and directors have any concerns or complaints regarding questionable Corporate accounting or auditing practices, the person should submit those concerns or complaints (anonymously or confidentially if desired) to the Audit Committee of the Board of Directors or any member of the Committee.
8.      INFORMING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR
Employees are encouraged to speak to their supervisor, manager, or other appropriate officer regarding any illegal or unethical behavior observed or upon questions about the best course of action to follow regarding a particular situation whose legal or ethical nature is unclear. Employees, officers, and directors concerned about violations to this Code or that other illegal or unethical conducts have occurred or may occur should contact their supervisors or superiors. If informing the supervisors or superiors about their concerns or complaints is an inappropriate or uncomfortable option, they may contact the Legal Compliance Office, the Nomination and Compensation Committee, the Audit Committee, or the Triple-S Management Corporation’s Board of Directors. If the concerns or complaints require confidentiality, including maintaining the informant’s identity anonymous, this confidentiality will be protected, subject to applicable laws, regulations and/or legal proceedings that apply.

Code of Business Conduct and Ethics

All of the Corporation’s legal advisors should inform the Corporate Affairs Office and the Audit Committee regarding any violation to the Securities and Exchange Commission Regulations. Any other lack of compliance with fiduciary obligations or other similar obligations to the Corporation or its agents should be informed to the Vice-President of Legal Affairs in the Corporate Affairs Office. If he/she does not act upon the evidence presented (adopting, as necessary, the corresponding preventive measures or sanctions), the legal advisor could present said evidence to the Main Executive Officer or to the Corporation’s Board of Directors’ Audit Committee.
The Corporation will not allow any retaliation from or on behalf of the Corporation or its employees, officers, and directors because of reports or complaints, made in good faith, of violations to this Code or of any other unethical or illegal behavior.
9.      REPORT FROM LISTED CORPORATIONS
As a Corporation listed in the Securities and Exchange Commission (SEC), it is important that reports submitted to the SEC be accurate and on time. Depending on their position with the Corporation, employees, officers, and directors may be called upon to provide necessary information in order to ensure that the Corporation’s public reports are complete, fair, and understandable. The Corporation expects its employees, officers, and directors to take this responsibility very seriously, providing correct and rapid responses to questions regarding the Corporation’s public disclosure requirements.
10.      AMENDMENTS, MODIFICATIONS AND WAIVER
This Code may be amended, modified or suspended by the Board of Directors, who can also grant suspensions or waivers, subject to disclosure and other provisions of the Securities and Exchange Act of 1934, its rules, and the rules that apply to the New York Stock Exchange.